Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended September		Year-to-Date September
Net Income–As Reported (See Notes)	2017	2016	2017	2016

Traditional Electric Operating Companies	$1,008	$1,022	$—	$2,086
Southern Power	124	176	276	315
Southern Company Gas[1]	15	4	303	4
Total	1,147	1,202	579	2,405
Parent Company and Other	(78)	(63)	(232)	(154)
Net Income–As Reported	$1,069	$1,139	$347	$2,251

Basic Earnings Per Share[2]	$1.07	$1.18	$0.35	$2.40

Average Shares Outstanding (in millions)	1,003	968	998	940
End of Period Shares Outstanding (in millions)			1,004	980

Non-GAAP Financial Measures	Three Months Ended September		Year-to-Date September
Net Income–Excluding Items (See Notes)	2017	2016	2017	2016

Net Income–As Reported	$1,069	$1,139	$347	$2,251
Estimated Loss on Kemper IGCC[3]	34	88	3,155	222
Tax Impact	(13)	(34)	(951)	(85)
Loss on Plant Scherer Unit 3[4]	—	—	33	—
Tax Impact	—	—	(13)	—
Acquisition and Integration Costs[5]	6	43	19	107
Tax Impact	7	(14)	2	(34)
Wholesale Gas Services[6]	38	18	(48)	18
Tax Impact	(15)	(7)	20	(7)
Earnings Guidance Comparability Item:
Equity Return Related to Kemper IGCC Schedule Extension[7]	—	(7)	(47)	(7)
Tax Impact	—	(1)	(9)	(1)
Net Income–Excluding Items	$1,126	$1,225	$2,508	$2,464

Basic Earnings Per Share–Excluding Items	$1.12	$1.27	$2.51	$2.62

-See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $9 million and $25 million for the three and nine months ended September 30, 2016, respectively.

- For comparative purposes, Net Income - Excluding Items and Basic Earnings Per Share - Excluding Items in prior year periods do not reflect any adjustments to exclude (1) Southern Company Gas earnings, net of acquisition and integration costs and Wholesale Gas Services ($0.04 per share for the three and nine months ended September 30, 2016), (2) acquisition debt financing costs related to the acquisition of Southern Company Gas ($0.05 and $0.07 per share for the three and nine months ended September 30, 2016, respectively), and (3) the impact of additional shares of common stock issued to finance a portion of the purchase price for the 50% interest in Southern Natural Gas Company, L.L.C. (SNG) ($0.02 and $0.01 per share for the three and nine months ended September 30, 2016, respectively). These items were not contemplated in Southern Company's February 2016 guidance and, therefore, were previously excluded in the periods through December 31, 2016.

(1) On July 1, 2016, Southern Company completed the acquisition of Southern Company Gas.

(2) For the three and nine months ended September 30, 2017 and 2016, dilution does not change basic earnings per share by more than 2 cents and is not material.

(3) Earnings for the three and nine months ended September 30, 2017 and 2016 include the estimated losses relating to Mississippi Power Company's integrated coal gasification combined cycle facility construction project in Kemper County, Mississippi (Kemper IGCC) which significantly impacted the presentation of earnings and earnings per share. Further charges of uncertain amounts may occur in future periods in connection with the resolution of the Mississippi Public Service Commission's Kemper Settlement Docket.

(4) Earnings for the nine months ended September 30, 2017 include a $32.5 million write-down ($20 million after tax) of Gulf Power Company's ownership of Plant Scherer Unit 3 as a result of the retail rate case settlement approved by the Florida Public Service Commission on April 4, 2017. Further charges are not expected to occur.

(5) Earnings for the three and nine months ended September 30, 2017 and 2016 include costs related to the acquisition and integration of Southern Company Gas. Further costs are expected to continue to occur in connection with the related integration activities; however, the amount and duration of such expenditures is uncertain.

(6) Earnings for the three and nine months ended September 30, 2017 and 2016 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(7) Earnings for the nine months ended September 30, 2017 and the three and nine months ended September 30, 2016 include additional allowance for funds used during construction (AFUDC) equity as a result of extending the schedule for the Kemper IGCC construction project. AFUDC equity ceased in connection with the project's suspension in June 2017. Southern Company's 2017 earnings guidance, initially presented in October 2016, assumed construction would be complete and AFUDC equity would cease by November 30, 2016. Southern Company's 2016 earnings guidance, initially presented in February 2016, assumed construction would be complete and AFUDC equity would cease by August 31, 2016. As a result, Southern Company believes presentation of earnings per share excluding AFUDC equity subsequent to August 31, 2016 provides investors with information comparable to guidance. Management also uses such measures to evaluate Southern Company's performance.